UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
______________
Markel Corporation
(Exact name of registrant as specified in its charter)
______________

Virginia	54-1959284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4521 Highwoods Parkway Glen Allen, Virginia	23060-6148
(Address of Principal Executive Offices)	(Zip Code)

Markel Corporation 2016 Employee Stock Purchase and Bonus Plan
(Full title of the plan)

Richard R. Grinnan, General Counsel and Secretary
4521 Highwoods Parkway
Glen Allen, Virginia 23060-6148
(804) 747-0136
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, no par value	125,000	$954.26	$119,282,500	$12,011.75

(1)
Pursuant to Rule 416(a), this Registration Statement also registers such number of additional securities that may be offered pursuant to the terms of the Markel Corporation Employee Stock Purchase and Bonus Plan which provide for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933. Based on the average of the high and low prices for the registrant’s common shares on the New York Stock Exchange within five business days of the filing date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC,” or the “Commission”). The documents containing the information called for in Part I of Form S-8, along with the information incorporated by reference under Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(3)	The Registrant’s Current Reports on Form 8-K filed March 29, 2016, March 31, 2016, April 12, 2016 and May 10, 2016; and

(4)
The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on April 17, 2000 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statement hereafter filed.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Virginia law provides that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Virginia law permits a corporation to indemnify, after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the following standard of conduct, an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

•	he conducted himself in good faith;

•
he believed in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and in all other cases that his conduct was at least not opposed to its best interests; and

•	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A Virginia corporation, however, may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.
In addition, Virginia law permits a corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted by the shareholders, except an indemnity against his willful misconduct or a knowing violation of the criminal law.
The Registrant’s articles of incorporation provide mandatory indemnification of officers and directors to the full extent permitted by Virginia law and for permissive indemnification of employees and agents to the same extent.
The Registrant maintains directors’ and officers’ liability insurance which may provide indemnification, including indemnification against liabilities under the Securities Act of 1933, to our officers and directors in certain circumstances.
Limitations on Director Liability
Virginia law provides that a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for liabilities arising from a breach of, or failure to perform, any duty resulting solely from his status as director, unless the person asserting liability proves that the breach or failure to perform was in violation of the director’s duty to discharge his duties as a director, including his duties as a member of a committee, in accordance with his good faith business judgment of the best interests of the corporation, provided, that the director, unless he has knowledge or information concerning the matter in question that makes reliance unwarranted, is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

•	one or more officers or employees of the corporation whom the director believes, in good faith, to be reliable and competent in the matters presented;

•	legal counsel, public accountants, or other persons as to matters the director believes, in good faith, are within the person’s professional or expert competence; or

•	a committee of the board of directors of which he is not a member if the director believes, in good faith, that the committee merits confidence.

In addition, Virginia law provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

•	the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws; or

•
the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

The Registrant’s articles of incorporation provide for the elimination of liability of officers and directors in every instance permitted under Virginia law. The liability of an officer or director is not limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

See Exhibit Index following signatures.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on May 17, 2016.

MARKEL CORPORATION

By:	/s/ Anne G. Waleski
Anne G. Waleski Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2016

Signature	Title
/s/ ALAN I. KIRSHNER* Alan I. Kirshner	Executive Chairman, Director (Principal Executive Officer)
/s/ ANTHONY F. MARKEL* Anthony F. Markel	Vice Chairman, Director
/s/ STEVEN A. MARKEL* Steven A. Markel	Vice Chairman, Director
/s/ ANNE G. WALESKI Anne G. Waleski	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ NORA N. CROUCH Nora N. Crouch	Chief Accounting Officer (Principal Accounting Officer)
/s/ J. ALFRED BROADDUS, JR.* J. Alfred Broaddus, Jr.	Director
/s/ K. BRUCE CONNELL* K. Bruce Connell	Director
/s/ DOUGLAS C. EBY* Douglas C. Eby	Director
/s/ STEWART M. KASEN* Stewart M. Kasen	Director
/s/ LEMUEL E. LEWIS* Lemuel E. Lewis	Director
/s/ DARRELL D. MARTIN* Darrell D. Martin	Director
/s/ MICHAEL O’REILLY* Michael O’Reilly	Director
/s/ MICHAEL J. SCHEWEL* Michael J. Schewel	Director
/s/ JAY M. WEINBERG* Jay M. Weinberg	Director

/s/ DEBORA J. WILSON* Debora J. Wilson	Director

*By: /s/  RICHARD R. GRINNAN
Name:    Richard R. Grinnan
Title:    Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Markel Corporation (incorporated by reference to Exhibit 3(i) of the Registrant’s report on Form 8-K filed on May 13, 2011)

4.2	Bylaws of Markel Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s report on Form 8-K filed on November 20, 2015)

5.1	Opinion of Richard Grinnan, counsel to the Registrant, filed herewith

23.1	Consent of Richard Grinnan (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, filed herewith

24	Power of Attorney, filed herewith

99.1	2016 Employee Stock Purchase and Bonus Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on March 24, 2016)